The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated June 23, 2025

PRICING SUPPLEMENT dated June , 2025

(To Product Supplement No. WF1 dated March 25, 2025,

Underlying Supplement No. ELN-1 dated March 25, 2025,

Prospectus Supplement dated March 25, 2025

and Prospectus dated March 25, 2025)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-285508
Bank of Montreal Senior Medium-Term Notes, Series K ETF Linked Securities
Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

■	Linked to the iShares® 20+ Year Treasury Bond ETF (the “Underlier”)
■	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount, will depend, in each case, on the performance of the Underlier.
■	Automatic Call. If the closing value of the Underlier on the call date occurring approximately one year after issuance is greater than or equal to the starting value, the securities will be automatically called for the face amount plus a call premium of at least 14.60% of the face amount (to be determined on the pricing date)
■	Maturity Payment Amount. If the securities are not automatically called, you will receive a maturity payment amount that could be greater than, equal to or less than the face amount depending on the ending value of the Underlier as follows:

■ If the ending value is greater than the starting value, you will receive the face amount plus a positive return equal to 125% of the percentage increase in the value of the Underlier from the starting value

■ If the ending value is less than the starting value but not by more than 25%, you will receive the face amount

■ If the ending value is less than the starting value by more than 25%, you will have full downside exposure to the decrease in the value of the Underlier from the starting value, and you will lose more than 25%, and possibly all, of the face amount of your securities

■	Investors may lose a significant portion or all of the face amount
■	If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the Underlier, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the Underlier at the upside participation rate
■	All payments on the securities are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue the shares of the Underlier or any securities held by the Underlier for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity or automatic call

On the date of this preliminary pricing supplement, the estimated initial value of the securities is $956.90 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $920.00 per security. However, as discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-8 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 9 of the prospectus.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The securities are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$25.75	$974.25
Total
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.
(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

Terms of the Securities

Issuer:	Bank of Montreal.
Market Measure:	iShares® 20+ Year Treasury Bond ETF (the “Underlier”) (Bloomberg ticker symbol: TLT).
Pricing Date*:	June 26, 2025.
Issue Date*:	July 1, 2025.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Automatic Call:

If the closing value of the Underlier on the call date is greater than or equal to the starting value, the securities will be automatically called, and on the call settlement date, you will receive the face amount per security plus the call premium.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the Underlier, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the Underlier at the upside participation rate.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after the call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Date*:	July 1, 2026, subject to postponement.
Call Premium:	At least 14.60% of the face amount, or at least $146.00 per $1,000 face amount of the securities (the actual call premium will be determined on the pricing date).
Call Settlement Date:	Three business days after the call date (as the call date may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).
Maturity Payment Amount:

If the securities are not automatically called on the call date, then on the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•     if the ending value is greater than the starting value:

$1,000 + ($1,000 × underlier return × upside participation rate)

•     if the ending value is less than or equal to the starting value, but greater than or equal to the threshold value: $1,000; or

•     if the ending value is less than the threshold value:

$1,000 + ($1,000 × underlier return)

If the securities are not automatically called, and the ending value is less than the threshold value, you will have full downside exposure to the decrease in the value of the Underlier from the starting value and will lose more than 25%, and possibly all, of the face amount of your securities at maturity.
Stated Maturity Date*:	June 29, 2028, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Value:	$ , the closing value of the Underlier on the pricing date.
Closing Value:	Closing value has the meaning assigned to “fund closing price” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the accompanying product supplement. The closing value is subject to adjustment through the adjustment factor as described in the accompanying product supplement.
Ending Value:	The “ending value” will be the closing value of the Underlier on the final calculation day.

PRS-2

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

Threshold Value:	$ , which is equal to 75% of the starting value.
Upside Participation Rate:	125%.
Underlier Return:	The “underlier return” is the percentage change from the starting value to the ending value, measured as follows: ending value – starting value starting value
Final Calculation Day*:	June 26, 2028, subject to postponement.
Market Disruption Events and Postponement Provisions:

The call date and the final calculation day are subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the call date, the final calculation day, the call settlement date, and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each of the call date and the final calculation day is a “calculation day,” and the call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”).
Material Tax Consequences:	For a discussion of material U.S. federal income and certain estate tax consequences and Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Income Tax Considerations” below and the sections of the product supplement entitled “United States Federal Income Tax Considerations” and “Canadian Federal Income Tax Consequences.”
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of up to $25.75 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $20.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376ELL4

________________________
*	To the extent that we make any change to the expected pricing date or expected issue date, the call date, the final calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-3

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

Additional Information About the Issuer and the Securities

You should read this pricing supplement together with product supplement no. WF1 dated March 25, 2025, underlying supplement no. ELN-1 dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025 for additional information about the securities. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, underlying supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004724/b321251424b2.htm

•	Underlying Supplement No. ELN-1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004728/r321250424b2.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

PRS-4

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

Estimated Value of the Securities

Our estimated initial value of the securities equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities is based on market conditions at the time it is calculated.

For more information about the estimated initial value of the securities, see “Selected Risk Considerations” below.

PRS-5

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek a fixed return equal to the call premium if the securities are automatically called on the call date;

▪	understand that the securities may be automatically called prior to the stated maturity and that the term of the securities may be reduced;

▪	seek exposure at the upside participation rate to the upside performance of the Underlier if the securities are not automatically called and the ending value is greater than the starting value;

▪	desire payment of the face amount at maturity if the securities are not automatically called so long as the ending value is not less than the threshold value;

▪	are willing to accept the risk that, if the securities are not automatically called and the ending value is less than the threshold value, they will be fully exposed to the decrease in the value of the Underlier from the starting value, and will lose a significant portion, and possibly all, of the face amount per security at maturity;

▪	are willing to forgo interest payments on the securities and dividends on the shares of the Underlier and the securities held by the Underlier; and

▪	are willing to hold the securities until maturity or automatic call.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity or automatic call;

▪	seek a security with a fixed term;

▪	are unwilling to accept the risk that the securities may not be automatically called and the ending value of the Underlier may be less than the threshold value;

▪	seek full return of the face amount of the securities at stated maturity;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

▪	seek current income over the term of the securities;

▪	are unwilling to accept the risk of exposure to the Underlier;

▪	seek exposure to the Underlier but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Underlier generally, or to the exposure to the Underlier that the securities provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underlier, please see the section titled “The Underlier” below.

PRS-6

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

Determining Timing and Amount of Payment on the Securities

Whether the securities are automatically called on the call date for the call premium will each be determined based on the closing value of the Underlier on the call date as follows:

If the securities have not been automatically called, then on the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Is the ending value greater than the starting value?
Yes
You will receive per security:
$1,000 + ($1,000 × underlier return × upside participation rate)
No
Is the ending value greater than or equal to the threshold value?
Yes
You will receive per security: $1,000
No
You will receive per security:
$1,000 + ($1,000 × underlier return)
In this case, you will lose more than 25%, and possibly all, of the face amount per security.

PRS-7

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

If The Securities Are Not Automatically Called And The Ending Value Is Less Than The Threshold Value, You Will Lose More Than 25%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

If the securities are not automatically called, we will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending value relative to the starting value and the other terms of the securities. Because the value of the Underlier will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the securities are not automatically called and the ending value is less than the threshold value, the maturity payment amount will be less than the face amount and you will have full downside exposure to the decrease in the value of the Underlier from the starting value. The threshold value is 75% of the starting value. For example, if the Underlier has declined by 25.1% from the starting value to the ending value, you will not receive any benefit of the contingent downside feature and you will lose 25.1% of the face amount per security. As a result, you will not receive any protection if the ending value is less than the threshold value and you will lose more than 25%, and possibly all, of the face amount per security at maturity. This is the case even if the value of the Underlier is greater than or equal to the starting value or the threshold value at certain times during the term of the securities.

If the securities are not automatically called, even if the ending value is greater than the starting value, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

The Securities Provide Exposure Solely To The Underlier’s Price Performance, Which Excludes All Of The Underlier’s Distributions Of Interest Payments And, Therefore, An Investment In The Securities Involves Different Considerations Than A Direct Investment In The Underlier.

The securities provide exposure to the price performance of the Underlier, not its yield performance. The “price performance” of the Underlier will depend solely on changes in the value of the bonds held by the Underlier (as reflected in the Underlier’s market price) and will exclude all distributions by the Underlier of any interest payments on those bonds. By contrast, the overall performance of a direct investment in the Underlier would reflect changes in the value of the bonds held by the Underlier as well as interest payments on those bonds. We refer to the overall performance of a direct investment in the Underlier, taking into account changes in bond values as well as interest payments, as its “yield performance”.

In stable market conditions (i.e., conditions with stable interest rates and credit risks, resulting in stable bond values), the overall return on a direct investment in the Underlier would be expected to be attributable primarily, if not solely, to distributions by the Underlier of interest payments on the bonds held by the Underlier. In these conditions, the yield performance of the Underlier would be positive, but its price performance, which is the performance relevant to the securities, would be approximately zero. The price performance of the Underlier would be expected to be positive only if market conditions that affect bond values change in a direction that is favorable to bond values. The most significant market conditions affecting bond values are prevailing market interest rates and credit risk. In general, bond values rise when prevailing market interest rates fall and/or when perceptions of issuer creditworthiness improve. Therefore, in order for the Underlier to have positive price performance, and in order for the securities to produce a positive return, prevailing market interest rates would need to fall and/or the perceived creditworthiness of the United States would need to improve over the term of the securities (in each case without a countervailing unfavorable movement by any other relevant factor). If neither of these circumstances exist, the Underlier is unlikely to have positive price performance, and if the opposite circumstances exist (i.e., if prevailing market interest rates rise and/or the perceived creditworthiness of the United States deteriorates), the price performance of the Underlier is likely to be negative. In any such case, the price performance of the Underlier may be zero or negative even though the yield performance of the Underlier over the same period is positive.

PRS-8

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

If The Securities Are Automatically Called, Your Return Will Be Limited To The Call Premium.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the Underlier, which may be significant. Accordingly, if the securities are automatically called, the return on the securities may be less than the return on a direct investment in the Underlier. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the Underlier at the upside participation rate.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called, the term of the securities may be reduced. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

The Securities Do Not Pay Interest.

The securities will not pay any interest. Accordingly, you should not invest in the securities if you seek current income during the term of the securities.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the shares of the Underlier or any securities held by the Underlier for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) with respect to the securities. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with our intended treatment of them, as described in “United States Federal Income Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Income Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal income tax treatment of the securities, possibly retroactively.

You should review carefully the sections of this pricing supplement and the accompanying product supplement entitled “United States Federal Income Tax Considerations” and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

The final calculation day will be postponed if the originally scheduled final calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs will include any agent discount and selling concessions and the cost of hedging our obligations under the securities through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

PRS-9

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Underlier, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of the Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underlier; interest rates; volatility of the Underlier; time remaining to maturity; and dividend yields on the securities held by the Underlier. When we refer to the “value” of your securities, we mean the value you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

In addition to these factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, your return will be limited to the call premium, and you will not receive the potentially higher payment that may have been paid if you had held the securities until the stated maturity date. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of the Underlier. Because numerous factors are expected to affect the value of the securities, changes in the value of the Underlier may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

PRS-10

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

Risks Relating To The Underlier

Whether The Securities Will Be Automatically Called And The Maturity Payment Amount Will Depend Upon The Performance Of The Underlier And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underlier. Investing in the securities is not equivalent to investing in the Underlier. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the shares of the Underlier for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those shares. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlier would have.

•	Historical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

•	Changes That Affect The Underlier Or The Fund Underlying Index May Adversely Affect The Value Of The Securities, Whether The Securities Will Be Automatically Called And The Maturity Payment Amount.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsor Or The Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of The Underlier Is Different From An Investment Linked To Its Fund Underlying Index.

•	There Are Risks Associated With The Underlier.

•	Anti-Dilution Adjustments Relating To The Shares Of The Underlier Do Not Address Every Event That Could Affect Such Shares.

An Investment In The Securities Is Subject To Concentration Risks With Respect To The Underlier.

The Underlier invests in U.S. Treasury bonds that are all obligations of the United States. As a result, the Underlier is concentrated in the performance of bonds issued by a single issuer. Although your investment in the securities will not result in the ownership or other direct interest in the U.S. Treasury bonds held by the Underlier, the return on your investment in the securities will be subject to certain risks similar to those associated with direct investment in U.S. Treasury bonds. This increases the risk that any downgrade of the credit ratings of the U.S. government from its current ratings, any increase in risk that the U.S. Treasury may default on its obligations by the market (whether for credit or legislative process reasons) or any other market events that create a decrease in demand for U.S. Treasury bonds, would significantly adversely affect the Underlier. In addition, to the extent that any such decrease in demand is more concentrated in the particular U.S. Treasury bond maturities owned by the Underlier, the Underlier could be severely affected.

The Value Of The Underlier May Be Influenced By Unpredictable Changes In The Markets And Economy Of The United States.

The value of the Underlier that attempts to track the performance of an index composed of U.S. Treasury bonds may be influenced by unpredictable changes, or expectations of changes, in the U.S. market. Changes in the U.S. government that may influence the value of the Underlier include:

•	economic performance, including any financial or economic crises and changes in the gross domestic product, inflation, employment and labor, and prevailing prices and wages;

•	the monetary system, including monetary policy, exchange rate policy, economic and tax policies, banking regulation, credit allocation and exchange controls;

•	the external sector, including the amount and types of foreign trade, the geographic distribution of trade, the balance of payments, and reserves and exchange rates;

•	public finance, including the budget process, any entry into or termination of any economic agreement or union, the prevailing accounting methodology, the measures of fiscal balance, revenues and expenditures, and any government enterprise or privatization program; and

•	public debt, including external debt, debt service and the debt record.

These factors interrelate in complex ways, and the effect of one factor on the market value of the bonds underlying the Underlier may offset or enhance the effect of another factor. Changes in the value of the Underlier may adversely affect any payment on the securities.

PRS-11

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

The Underlier Is Subject To Significant Risks, Including Interest Rate-Related And Credit-Related Risks.

The Underlier invests in U.S. dollar-denominated fixed-income securities. The performance of the Underlier that is measured for purposes of the securities will only reflect changes in the market prices of the bonds held by the Underlier and will not reflect interest payments on these bonds. As a result, the performance of the Underlier that is measured for purposes of the securities will be less, and perhaps significantly less, than the return that would be realized by an investor in the Underlier or an investor in the bonds held by the Underlier. The market prices of the bonds held by the Underlier are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates, and the actual or perceived credit quality of the issuers of these bonds.

In general, the value of bonds is significantly affected by changes in current market interest rates. As interest rates rise, the prices of bonds, including those held by the Underlier, are likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The Underlier holds U.S. Treasury securities with a remaining maturity of more than 20 years, and as a result, will be particularly sensitive to interest rate changes. As a result, rising interest rates may cause the value of the bonds held by the Underlier and the value of the Underlier to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policies regarding interest rates; and

•	the performance of U.S. and non-U.S. capital markets.

The prices of the bonds held by the Underlier are also significantly influenced by the creditworthiness of the issuer of the bonds (i.e., the U.S. government). The bonds held by the Underlier may have their credit ratings downgraded or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of such bonds may suffer significant and rapid price declines. Any such decline may have a material adverse effect on the value of the Underlier and the value of your securities.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities— Certain Terms for Securities Linked to a Fund—Market Disruption Events” and “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the value of the Underlier.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

PRS-12

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-13

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate hypothetical payments upon an automatic call or at stated maturity for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting value or threshold value. The hypothetical starting value of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting value. The actual starting value and threshold value will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For actual historical data of the Underlier, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call, and the resulting pre-tax total rate of return will depend on the actual terms of the securities.

Hypothetical Call Premium:	14.60% of the face amount (the lowest possible call premium that may be determined on the pricing date)
Upside Participation Rate:	125%
Hypothetical Starting Value:	$100.00
Hypothetical Threshold Value:	$75.00 (75% of the hypothetical starting value)

Hypothetical Payout Profile

PRS-14

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the face amount of your securities plus the call premium, resulting in a hypothetical pre-tax total rate of return of 14.60%.

If the securities are not automatically called:

Hypothetical ending value	Hypothetical underlier return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
$200.00	100.00%	$2,250.00	125.00%
$175.00	75.00%	$1,937.50	93.75%
$150.00	50.00%	$1,625.00	62.50%
$140.00	40.00%	$1,500.00	50.00%
$130.00	30.00%	$1,375.00	37.50%
$120.00	20.00%	$1,250.00	25.00%
$110.00	10.00%	$1,125.00	12.50%
$105.00	5.00%	$1,062.50	6.25%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$75.00	-25.00%	$1,000.00	0.00%
$74.00	-26.00%	$740.00	-26.00%
$70.00	-30.00%	$700.00	-30.00%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

(1)	The underlier return is equal to the percentage change from the starting value to the ending value (i.e., the ending value minus the starting value, divided by the starting value).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-15

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

Hypothetical Examples Of Payment Upon An Automatic Call Or At Stated Maturity

Example 1. The closing value of the Underlier on the call date is greater than the starting value, and the securities are automatically called on the call date:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical closing value on call date:	$125.00

Because the hypothetical closing value of the Underlier on the call date is greater than the hypothetical starting value, the securities are automatically called on the call date and you will receive on the call settlement date the face amount of your securities plus a call premium of 14.60% of the face amount. Even though the Underlier appreciated by 25.00% from its starting value to its closing value on the call date in this example, your return is limited to the call premium of 14.60%.

On the call settlement date, you would receive $1,146.00 per security.

Example 2. The securities are not automatically called. The maturity payment amount is greater than the face amount:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical closing value on the call date:	$80.00
Hypothetical ending value:	$110.00
Hypothetical threshold value:	$75.00
Hypothetical underlier return:	10.00%

Because the hypothetical closing value of the Underlier on the call date is less than the hypothetical starting value, the securities are not automatically called. Because the hypothetical ending value is greater than the hypothetical starting value, the maturity payment amount per security would be equal to:

$1,000 + ($1,000 × underlier return × upside participation rate)

$1,000 + ($1,000 × 10.00% × 125.00%)

= $1,125.00

On the stated maturity date, you would receive $1,125.00 per security.

Example 3. The securities are not automatically called. Maturity payment amount is equal to the face amount:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical closing value on the call date:	$80.00
Hypothetical ending value:	$95.00
Hypothetical threshold value:	$75.00
Hypothetical underlier return:	-5.00%

Because the hypothetical closing value of the Underlier on the call date is less than the hypothetical starting value, the securities are not automatically called. Because the hypothetical ending value is less than the hypothetical starting value, but not by more than 25%, you would not lose any of the face amount of your securities.

On the stated maturity date, you would receive $1,000.00 per security.

PRS-16

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

Example 4. The securities are not automatically called. Maturity payment amount is less than the face amount:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical closing value on the call date:	$80.00
Hypothetical ending value:	$50.00
Hypothetical threshold value:	$75.00
Hypothetical underlier return:	-50.00%

Because the hypothetical closing value of the Underlier on the call date is less than the hypothetical starting value, the securities are not automatically called. Because the hypothetical ending value is less than the hypothetical starting value by more than 25%, you would lose a portion of the face amount of your securities and receive a maturity payment amount per security equal to:

$1,000 + ($1,000 × underlier return)

$1,000 + ($1,000 × -50.00%)

= $500.00

On the stated maturity date, you would receive $500.00 per security.

PRS-17

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

The Underlier

The iShares® 20+ Year Treasury Bond ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of the ICE U.S. Treasury 20+ Year Bond Index, a market-value weighted index that is designed to measure the performance of the U.S. dollar-denominated, fixed-rate U.S. Treasury market that has a remaining maturity of greater than 20 years. For more information about the iShares® 20+ Year Treasury Bond ETF, see “Description of Exchange-Traded Funds—The iShares® 20+ Year Treasury Bond ETF” in the accompanying underlying supplement.

Historical Information

We obtained the closing prices of the Underlier in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing prices of the Underlier for the period from January 2, 2020 to June 20, 2025. The closing price on June 20, 2025 was $86.49. The historical performance of the Underlier should not be taken as an indication of its future performance during the term of the securities.

PRS-18

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 29, 2028

United States Federal Income Tax Considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation in the final pricing supplement. Assuming this treatment of the securities is respected, the tax consequences are as outlined in the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders— Securities Treated as Open Transactions” in the accompanying product supplement.

Even if the treatment of the securities as “open transactions” is respected, a purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain a U.S. investor would otherwise recognize in respect of a security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period the U.S. investor held the securities, and the U.S. investor would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority there is significant uncertainty as to whether or how these rules will apply to the securities. U.S. investors should read the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult their tax advisors regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. For example, under one alternative characterization the securities may be treated as contingent payment debt instruments, which would require U.S. investors to accrue income periodically based on a “comparable yield” and generally would require non-U.S. investors to certify their non-U.S. status on an IRS Form W-8 to avoid a 30% (or a lower treaty rate) U.S. withholding tax. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) generally impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any underlying security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any underlying security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on a non-U.S. investor’s particular circumstances, including whether the non-U.S. investor enters into other transactions with respect to an underlying security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. Non-U.S. investors should consult their tax advisors regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisors regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-19